EXHIBIT H-1


          [MORGAN STANLEY LETTERHEAD]


                                        June, 25, 1997

          Board of Directors
          PP&L Resources, Inc.
          Two North Ninth Street
          Allentown, Pennsylvania  18101

          Members of the Board:

          We understand that Penn Fuel Gas, Inc. ("PFG" or the "Company"), PP&L Resources, Inc. ("Resources") and Keystone Merger Corp. a wholly owned subsidiary of Resources ("Keystone"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 20, 1997 (the "Merger") of Keystone with and into PFG. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Resources and each outstanding share of common stock, par value $1.00 per share (the "PFG Common Stock"), of the Company other than shares held in treasury or held by any subsidiaries of PFG, will be converted into the right to receive 7,665 (the "Common Stock Exchange Ratio") shares of common stock, par value $0.01 per share ("Resources Common Stock"), of Resources subject to adjustment in certain circumstances pursuant to a certain formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

          You have asked for our opinion as to whether the Common
          Stock Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Resources.

          For purposes of the opinion set forth herein, we have:

               (i)     reviewed certain publicly available
                       financial statements and other information of Resources;

               (ii)    reviewed certain internal financial
                       statements and other financial and
                       operating data concerning the Company
                       prepared by the management of the Company, including information relating to certain strategic and operational benefits anticipated from the Merger;

               (iii)   analyzed certain financial projections
                       prepared by the management of the Company;

               (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company and Resources;

               (v)     reviewed certain internal financial
                       statements concerning Resources prepared by the management of Resources;

               (vi) discussed the past and current operations and financial condition and the prospects of Resources with senior executives of Resources, and analyzed the pro forma impact of the Merger on Resources' earnings per share, consolidated capitalization and financial ratios;

               (vii)   reviewed and discussed with senior
                       executives of Resources their assessment of the cost savings and revenue enhancements to be realized in the Merger;

               (viii) reviewed the reported prices and trading activity of Resources Common Stock;

               (ix) compared the financial performance of the Company with that of certain comparable publicly-traded companies and their securities;

               (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

               (xi)    participated in discussions and
                       negotiations among representatives of the
                       Company and Resources and their financial and legal advisors;

               (xii) reviewed the Merger Agreement and certain related documents;

               (xiii)  reviewed certain environmental analyses
                       provided by Resources; and

               (xiv)   performed such other analyses and
                       considered such other factors as we have deemed appropriate.

          We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Resources. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Resources; however, we have reviewed the environmental analyses provided by Resources and have relied without independent verification upon such analyses for purposes of this opinion. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          In connection with this opinion, we have relied on the Company's and Resources' assessment of costs savings and revenue enhancements to be realized by the Merger.

          We have acted as financial advisor to the Board of Directors of Resources in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Resources and have received fees for the rendering of these services.

          It is understood that this letter is for the information of the Board of Directors of Resources only and may not be used for any other purpose without our prior written consent.

          Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Common Stock Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Resources.

                                        Very truly yours,

                                        MORGAN STANLEY & CO.
                                        INCORPORATED

                                        By:  /s/ Daniel B. More
                                             ___________________
                                             Daniel B. More
                                             Managing Director